Exhibit 20.2
AMERICAN CARESOURCE HOLDINGS, INC
COMPENSATION COMMITTEE CHARTER
(as adopted on April 17, 2008)

Purpose

The Compensation Committee is appointed by the Board of Directors to review and approve the Corporation’s compensation and benefit programs.

Committee Membership

The Committee shall be composed of such number of directors as the Board of Directors shall from time to time determine consistent with applicable laws and regulations.  All members of the Committee shall satisfy the definition of “independent” under the Securities Exchange Act of 1934 and under the standards established by listing standards of the appropriate exchange where the company either lists its securities or intends to list its securities.  The Committee members will be appointed by the Board and may be removed by the Board in its discretion.   Unless the Board elects a Chair of the Compensation Committee, the Committee shall elect a Chair by a majority vote.  The Committee shall have the authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate.  Each such subcommittee shall consist of one or more members of the Committee.  The Committee shall also have the authority to delegate any of its administrative or other responsibilities to executive officers or other employees of the Corporation where such delegation is consistent with applicable law and exchange listing standards.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.  The committee may meet either formally in person or via conference call.  The committee will meet in person at least once per year.

Committee Authority and Responsibilities

The Committee shall:

•
Evaluate the performance of the Chief Executive Officer in light of the Corporation’s goals and objectives and determine the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Committee shall deem appropriate;

•	Approve all salary, bonus, and long-term incentive awards for executive officers;

•	Approve the employment contracts for executive officers and any amendments to such employment contracts;

•	Approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

•	Review and recommend equity-based compensation plans to the full Board and approve all grants and awards thereunder;

•
Review and approve changes to the Corporation’s equity-based compensation plans other than those changes that require stockholder approval under the plans, the appropriate listing exchange and/or any applicable law;

•
Review and recommend to the full Board changes to the Corporation’s equity-based compensation plans that require stockholder approval under the plans, the requirements of the appropriate listing exchange and/or any applicable law;

•	Review and approve changes in the Corporation’s retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;

•	Administer the Corporation’s equity-based compensation plans; and

•	Approve the annual Committee report on executive compensation for inclusion in the Corporation’s proxy statement.

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain compensation consultants and other professional advisors to assist it in carrying out its responsibilities.  The Corporation will provide for appropriate funding, as determined by the Committee, for payment of the fees and expenses of any advisors retained by the Committee.

The Committee will make regular reports to the Board and will propose any necessary action to the Board.  Such reports shall provide information with respect to any delegation of authority by the full Committee to a subcommittee, to management, or to third parties.

The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

The Committee will annually evaluate the Committee’s own performance and provide a report on such evaluation to the Board.